EXHIBIT 8.1
April 23, 2010
Campbell & Company, Inc.
General Partner of Campbell Global Trend Fund, L.P.
2850 Quarry Lake Drive
Baltimore, Maryland 21209
Re: Registration Statement on Form S-1
Dear Sir or Madam:
We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-1 to be filed on or about April 23, 2010 (the “Registration Statement”), relating to Units of Limited Partnership Interest of Campbell Global Trend Fund, L.P. (the “Fund”), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.
We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we also advise you that in our opinion the description set forth under the caption “Federal Income Tax Aspects” in the Prospectus constituting a part of the Registration Statement correctly describes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.
We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Sidley Austin llp
Sidley Austin llp is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships